UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2018

GENTEX CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	0-10235	38-2030505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 North Centennial Street Zeeland, Michigan		49464
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (616) 772-1800
_____________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01    Entry into a Material Definitive Agreement.

On October 15, 2018, Gentex Corporation (the "Company") entered into a Credit Agreement (the "Credit Agreement") as the borrower, with PNC Bank, National Association, as the administrative agent (the "Agent"), and the sole lender.

Pursuant to the Credit Agreement, the Company is borrower under a $150,000,000 senior revolving credit facility (the "Revolving Facility"). Under the terms of the Credit Agreement, the Company is entitled, subject to the satisfaction of certain conditions, to further request an additional aggregate principal amount of up to $100,000,000. In addition, the Company is entitled, subject to certain terms and conditions, to the benefit of swing loans from amounts otherwise available under the Revolving Facility in the aggregate principal amount of up to $20,000,000 and to request Letters of Credit from amounts otherwise available under the Revolving Facility in the aggregate principal amount of up to $20,000,000.

The obligations of the Company under the Credit Agreement are not secured, but are subject to a negative pledge.

The interest rates per annum applicable to loans, other than swing loans, under the Credit Agreement will be, at the Company's option subject to certain conditions, equal to either a base rate or a LIBOR rate for one, two, three or six-month interest periods chosen by the Company, in each case plus an applicable margin percentage.

The base rate will be the highest of (i) the overnight bank funding rate plus 0.50%, (ii) the Agent's prime rate or (iii) the LIBOR rate plus 1.00%. The LIBOR rate will be equal to the London interbank offered rates for U.S. Dollars quoted by Bloomberg or the appropriate successor, divided by a number equal to 1 minus the maximum percentage in effect on such day for determining reserve requirements, as prescribed by the Board of Governors of the Federal Reserve System.

The applicable margin percentage is based on the leverage ratio of the Company. The range of the applicable margin percentage is 0.875% per annum to 1.75% per annum in the case of the LIBOR rate and 0.00% per annum to 0.75% per annum in the case of the base rate.

Subject to customary provisions regarding earlier termination, the Revolving Facility expires on October 15, 2023.

The Credit Agreement contains customary representations and warranties and certain covenants that limit the ability of the Company and certain of its subsidiaries to, among other things: (i) incur or guarantee additional indebtedness; (ii) incur or suffer to exists liens securing indebtedness; (iii) make certain investments; (iv) dissolve, liquidate, consolidate, merge or wind-up its affairs; (v) sell or otherwise transfer or dispose of certain assets; (vi) engage in certain transactions with affiliates; or (viii) make certain other negative pledges. In addition, the Credit Agreement contains financial covenants that measure (i) the ratio of the Company's total funded indebtedness net of certain cash to the amount of the Company's consolidated EBITDA and (ii) the ratio of the amount of the Company's consolidated EBITDA to the Company's cash interest expense.

The Credit Agreement also contains customary events of default including, without limitation: a breach of the representations and warranties made in the loan documents entered into in connection with the Revolving Facility; failure to make required payments; failure to comply with certain agreements or covenants; cross-defaults to certain other indebtedness in excess of specified amounts; certain events of bankruptcy and insolvency; failure to pay certain judgments; and a Change of Control (as defined therein). If such an event of default occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due thereunder and all actions permitted to be taken by a creditor.

The above summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 2 - Financial Information

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See the disclosures in Item 1.01 of this Current Report on Form 8-K, which are incorporated herein by reference.

Section 9 - Financial Statement and Exhibits

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

10.1    Credit Agreement by Gentex Corporation as the Borrower, the Guarantors from Time to Time Party Hereto, and the Lenders Party Hereto, and PNC Bank, National Association, as Administrative Agent, dated as of October 15, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 18, 2018                GENTEX CORPORATION
(Registrant)

By     /s/ Steve Downing
Steve Downing
President and Chief Executive Officer

EXHIBIT INDEX

10.1Credit Agreement by Gentex Corporation as the Borrower, the Guarantors from Time to Time Party Hereto, and the Lenders Party Hereto, and PNC Bank, National Association, as Administrative Agent, dated as of October 15, 2018.